EXHIBIT 99.1

STRATA Skin Sciences Announces Agreement with MedResults Network, a
GPO Exclusive to the Aesthetic Medical Market
Agreement will enhance sales efforts of Nordlys and STRATAPEN

Horsham, PA, October 17, 2017 — STRATA Skin Sciences, Inc. (NASDAQ: SSKN) ("STRATA") a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced signing an Agreement with MedResults Network (MRN). MRN is a Group Purchasing Organization that has more than 3,000 members including Dermatology Offices, Plastic Surgery Practices, Facial Plastic Practices, MediSpas and other providers. MRN researches product categories and selects advantaged products and then negotiates pricing for its membership. MRN focuses on the aesthetic market and has agreements with more than 50 vendors with only one vendor per product category.

Frank McCaney, President and Chief Executive Officer of STRATA, commented, "We are pleased to announce this relationship, which we believe has major benefits to STRATA. MRN has a loyal and long-term subscriber base and a reputation for providing value to its members. MRN provides additional value to its members by offering educational seminars and value to its vendors by active promotion of the products on agreement with them."

"Furthermore, the products that STRATA introduced earlier this year in the Aesthetic space are outstanding, technology-advantaged products but lacked broad awareness. We believe that the reach and credibility of MRN will greatly benefit our sales efforts," continued Mr. McCaney.

Jeff Routledge, President of MRN added, "We are excited about the opportunity to assist STRATA in marketing their products to our membership. STRATA's Aesthetic products, Nordlys and STRATAPEN, are excellent products that are in growing sectors of the Aesthetic market. MRN's mission is to offer our members best-in-class products from world class companies through pricing that can only be achieved by leveraging the buying power of our 3,000 member practices and medical spas."

The relationship between MRN and STRATA, which offers special pricing to MRN members, is being fully launched to the membership this week.

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions.  Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; the STRATAPEN™ MicroSystem, marketed specifically for the intended use of micropigmentation; and Nordlys, a multi-technology aesthetic laser device.

About MedResults Network  (www.medresultsnetwork.com)
MedResults Network is a free membership service that offers instant discounts and quarterly rebates at no risk or obligation. They have partnered with over 50 leading national vendors to negotiate cost savings for its members in product categories including dermal fillers, lasers, skin care, and more. Since 2008, MRN's leadership team has worked closely with both their members and partners to ensure their continued growth and success.

Nordlys® Laser
The Nordlys Hybrid System incorporates a multitude of light-based technologies in an all-in-one compact platform –SWT (Selective Waveband Technology: the latest evolution and most efficacious utilization of Intense Pulsed Light), Nd:YAG and the FRAX 1550 non-ablative fractionated technology. The Nordlys laser uses Ellipse's patented Dual Wave Filtration, a technology that has made the Nordlys the device of choice to over 6,000 cosmetic and dermatologic physician offices worldwide.  The Nordlys system has 16 indications cleared to date by the U.S. Food and Drug Administration (FDA).

STRATAPENTM
STRATAPEN MicroSystems is a micropigmentation device that provides advanced technology offering exceptional results. The STRATAPEN features both a patent-pending Biolock cartridge, which incorporates a seven-step safety system to prevent fluids from entering the motor, as well as a patent-pending removable nose cone.

Nordlys is a registered trademark of Ellipse A/S, Horsholm, Denmark.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to sell products to MRN members,  generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations beginning at any time in the future, the Company's ability to license or acquire new products, the public's reaction to the Company's new advertisements and marketing campaign, access to capital markets, and the Company's ability to build a leading franchise in dermatology and aesthetics, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Christina L. Allgeier, Chief Financial Officer	Bob Yedid, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3267	646-597-6989
callgeier@strataskin.com	Bob@LifeSciAdvisors.com